EXECUTIVE EMPLOYMENT AGREEMENT

The Executive Employment Agreement is entered into this 18th day of June, 2008 and effective as of June 1, 2008, between Axion Power International, Inc., a Delaware corporation, having a place of business at 3601 Clover Lane, New Castle, Pennsylvania 16105 (the "Company") and Edward Buiel of New Castle, Pennsylvania, (the "Executive").

WHEREAS, the Company is engaged in research and development relating to a novel technology for a supercapacitor/battery hybrid that replaces the lead-based negative electrode in a led-acid battery with a highly permeable nanoporous carbon electrode and research and development in the areas of advanced lead acid batteries including new grid technologies and carbon additives to the standard lead acid battery negative active material; and

WHEREAS, the Company is desirous of making appropriate arrangement for the management of its business affairs; and

WHEREAS, the Company and the Executive have previously entered into two (2) employment agreements dated September 1, 2005 and December 29, 2006; and

WHEREAS, the Company is desirous of retaining and extending the contract of the Executive to serve as its Vice President and Chief Technology Officer on the conditions set forth herein for the entire term of this Agreement; and

WHEREAS, in such capacity, the Executive will have access to all of the business methods and confidential information relating to the Company and its business activities including, but not limited to, its proprietary techniques and technologies, its operational and financial matters, its business and financial and development plans, its personnel training and development programs and its industry relationships.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. **Executive Representations and Warranties**. The Executive represents and warrants to the Company that he is free to continue employment hereunder and that he has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with his acceptance of the full, uninhibited and faithful performance of this Agreement, or the exercise of his best efforts as an executive officer of the Company.

2. **Employment and Duties.** The Company shall employ the Executive as it's Vice President and Chief technology Officer. The Executive will work from the Company's office and battery manufacturing center in the New Castle, Pennsylvania Area and will report directly to the Chief Executive Officer. The Executive's responsibilities shall include all of the duties and responsibilities of the Vice President and Chief Technology Officer including the following:

- Collaborate with the Senior Management Team in the development of an overall business plan for Axion. This should include the development of operational plans for PbC electrode production and the prioritizing of current and prospective demonstration projects.

- Manage the technical aspects of all demonstration projects.

- Support, encourage, and lead intellectual property development, maintenance and protection within the organization and in cooperation with Axion's legal counsel on such matters.

- Manage the initial automated electrode assembly process to move from hand production to automated production.

- Manage the design of a carbon sheeting manufacturing process capable of mass producing the carbon sheets in quantities required for the manufacture of at least one thousand (1,000) batteries per day, per production unit.

- Work to identify profitable product lines for value added lead-acid battery products that will augment the lead acid battery products already being built at New Castle and,

- Work to ensure that proper testing, product evaluation, reporting and any other necessary R&D related activities are fulfilled effectively and efficiently.

- Ensure that all product and material specifications are accurate, complete, up to date and appropriately approved, distributed and protected.

- Work to assure that electrode manufacturing operations achieve business plan goals. This cooperative endeavor includes ensuring all necessary aspects are planned appropriately and are completed when necessary.

- Write and distribute to the Technology Committee, a single monthly report outlining the key events and challenges that need to be overcome so that Axion can meet its established goals in a timely manner. Identify and include status of all ongoing projects; important test results; product improvement opportunities; key commercialization status and challenges; resource requirements; new intellectual property; new product application opportunities; and any other key information that is deemed of interest to the Technology Committee.

- Provide the necessary technical coaching and training for all of Axion's technology involved employees to ensure Axion goals are achieved, its intellectual property is increased and protected.

- Ensure that clear consistent communication prevail within the R & D group and between R & D and all departments of the Company is maintained at all times.

- Seek to identify new and profitable applications for the Company's technology.

- Ensure that proper quality control measures are adopted for all product development and manufacturing efforts.

- Participate in and support fund raising activities as deemed necessary by the CEO.

- Perform any other reasonable task that is consistent with the position of Vice President and Chief Technical Officer as assigned by the Board of Directors or the CEO.

3. **Conduct of Executive**. During the entire Term of this Agreement, the Executive shall devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. In furtherance of the foregoing:

(a) The Executive understands and agrees that he owes the Company a fiduciary duty, without limiting any other obligations or requirements that are imposed on the Executive by this Employment Agreement or by law. As such, the Executive shall occupy a position of and commit to the highest degree of trust, loyalty, honesty and good faith in all of his dealings with and on behalf of the Company.

(b) The Executive represents that his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity. The Executive specifically represents that he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity.

(c) The Company does not offer, pay, or receive payments in exchange for the referral of a customer. The Executive shall not receive any remuneration from any outside person or entity related to the services performed by the Executive for the Company or the products purchased or sold by the Company.

(d) The Executive shall comply with all applicable laws, including Federal, State and Municipal purchasing requirements. The Executive understands that failure to do so exposes the Company, its officers, directors, employees and agents to possible sanctions, monetary penalties, criminal prosecution and other disciplinary actions. The Executive shall seek appropriate guidance from the Company when the application of a law is unclear.

4. Conditions of Employment.

(a) Term of Employment. Unless terminated earlier in accordance with the provisions of this Agreement, the Company will employ the Executive for a period commencing on June 1, 2008 and terminating on May 31, 2010 (the "Term"). In addition there will be an Extended Term provision covering the period June 1, 2010 to May 31, 2011 (the "Extended Term") and such Extended Term will be on the same terms as this Agreement. The Extended Term must be agreed to by both the Executive and the Company in order to become effective. On the first Anniversary of this contract, the Company and the Executive shall have 60 days to agree to this option or complete negotiations for a new contract with a minimum term of 12 months, or in the absence of either, the Company shall have the right to begin a search for a replacement for the Executive.

(b) Extended Term Bonus. If the Executive is still in the employ of the Company on June 1, 2011, then the Executive shall be entitled to a bonus payment of $50,000 notwithstanding any other bonus payments the Executive may receive under this contract.

(c) Place of Employment. The Executive shall occupy offices at the Company's facility in New Castle, PA. The Executive shall not be required to relocate to any other business location maintained by the Company although the Executive expressly agrees that regular travel shall be necessary as part of his duties.

(d) It is expressly agreed and understood that the Executive shall execute and be bound by the terms and conditions of the Employee Agreement which is attached hereto and made a part hereof as Exhibit A.

5. **Compensation**. The Company shall compensate the Executive for all services to be rendered by him during the Term as follows:

(a) The Executive shall receive a salary of fifteen Thousand ($15,000) Dollars per month for services rendered during the period commencing on June 1, 2008, and terminating on May 31, 2010. The Executive's Salary shall be retro active to January 1, 2008. The Executive's Salary shall be reviewed on an annual basis and the amount of such Salary shall be subject to renegotiation on the basis of the performance of the Executive and the performance of the Company.

(b) The Executive shall be allowed an automobile allowance for Five Hundred ($500.00) Dollars per month to be used on the choice of his car.

(c) The Executive shall participate in any executive compensation plans adopted by the shareholders of the Company; provided, however, that the discretionary authority to determine the level of the Executive's participation therein and the terms and conditions of such participation shall remain vested in the Compensation Committee of the Board of Directors and the Compensation Committee shall have the authority to adjust such participation upward or downward from time to time in its sole discretion.

(d) The Executive shall participate, without cost to the Executive, in the Company's standard employee benefit programs, including but not limited to medical and hospitalization insurance and group life insurance, as in effect from time to time.

(e) The Executive shall be entitled to reimbursement at the maximum allowable rate under applicable income tax rules for all reasonable business use of his personal automobile.

(f) During the Term of this Agreement, the Company will reimburse the Executive for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties hereunder upon presentation of vouchers, receipts or other evidence of such expenses in accordance with the policies of the Company, and provided that the Executive shall incur no costs or expenses that exceed Five Thousand ($5,000) Dollars without prior authorization of the Company.

(g) Notwithstanding any other provision of this Agreement, it is agreed that the Executive shall be entitled to receive such incentive bonuses, stock options and other benefits as the Compensation Committee of the Board of Directors may grant from time to time.

(h) Notwithstanding the general provisions of the Company's Policy Manual relating to vacations, the Executive shall be entitled to a total of four (4) weeks of paid vacation per year. Except for the four (4) week time period herein specified, all other provisions of the Policy manual relating to vacation scheduling will be applicable to vacation time allocated to the Executive hereunder.

(i) **SIGNING BONUS**. It is the Company's desire to sign the executive to a new and longer term contract. Therefore, in consideration for this extension, the Company will pay the Executive a signing bonus of One Hundred Ten Thousand ($110,000) Dollars [the "Signing Bonus"] to be paid ninety (90%) percent within ten (10) days of the execution of this Agreement, and ten (10%) percent upon receipt of the final Ten Million ($10,000,000) Dollar investment from the Quercus Trust, or August 31, 2008, whichever comes first.

6. **2006 RESTRICTED STOCK GRANTS.** Pursuant to the provisions of the December 29, 2006 Executive Employment Agreement between the Executive and the Company, the Executive received Two Hundred Fifty Thousand (250,000) shares of the Company's authorized and previously unissued common stock (the "Grant Shares") which were, upon issuance, subject to all of the following terms and conditions:

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(a) The Grant Shares were issued to the Executive under the Company's Incentive Stock Plan for the sole purpose of providing the Executive with a tangible incentive to put forth maximum efforts for the success of the Company and its business in the future. In the event that the Executive's employment with the Company is terminated by the Executive without cause or by the Company with cause prior to the third anniversary of the date of the December 29, 2006 Executive Employment Agreement, then all Grant shares that have not previously vested pursuant to sub-paragraphs (b) and (c) hereof shall be immediately forfeit without further action by the Company or the Executive.

(b) Absolute and unrestricted ownership of the Grant Shares shall vest in the Executive on December 29, 2009. During the period between the issue date and the vesting date, the Executive shall be entitled to receive any and all dividends or other distributions payable with respect to the grant shares and shall be entitled to exercise all voting and other shareholders rights with respect to such shares. Executive shall not, however, be entitled to sell, transfer, hypothecate or otherwise encumber the grant shares until they are fully vested.

(c) Notwithstanding the provisions of subparagraphs (a) and (b) absolute and unrestricted ownership of all Grant Shares shall immediately vest in the Executive in the event that the Executive's employment with the Company is terminated by the Company without cause. Furthermore, all unvested Grant Shares shall vest in the Executive immediately prior to the consummation of (i) any merger, consolidation or similar business combination transaction where the Company is not the surviving entity, (ii) any sale of all or substantially all of the Company's assets where the proceeds are intended for distribution to the stockholders, (iii) any change in control whereby one group, or a number of groups acting in concert, obtains more than 50% of the Company's outstanding , or outstanding and issuable equity instruments.

(d) In addition to the above stated Stock Grants the Company shall issue to the Executive, if still in the employ of the Company, on December 31, 2008 an additional thirty thousand (30,000) shares of the Company's previously unissued common shares which shall also be subject to the same terms and conditions which are applicable to the 2006 issuance of two hundred fifty thousand (250,000) shares.

7. **2008 Restricted Stock Grants**. Pursuant to the provisions of this Executive Employment Agreement between the Executive and the Company, the Executive will receive an additional stock grant of Fifty Thousand (50,000) shares of the Company's authorized and previously unissued common stock (the "Grant Shares") which will be upon issuance, subject to all of the following terms and conditions:

(a) The Grant Shares shall be issued to the Executive under the Company's Incentive Stock Plan for the sole purpose of providing the Executive with a tangible incentive to put forth maximum efforts for the success of the Company and its business in the future. In the event that the Executive's employment with the Company is terminated by the Executive without cause or by the Company with cause prior to May 31, 2011, then all Grant Shares that have not previously vested pursuant to sub-paragraphs (b) and (c) hereof shall be immediately forfeit without further action by the Company or the Executive.

(b) Absolute and unrestricted ownership of the Grant Shares shall vest in the Executive on May 31, 2011. During the period between the issue date and the vesting date, the Executive shall be entitled to receive any and all dividends or other distributions payable with respect to the grant shares and shall be entitled to exercise all voting and other shareholders rights with respect to such shares. Executive shall not, however, be entitled to sell, transfer, hypothecate or otherwise encumber the grant shares until they are fully vested.

(c) Notwithstanding the provisions of subparagraphs (a) and (b) absolute and unrestricted ownership of all Grant Shares shall immediately vest in the Executive in the event that the Executive's employment with the Company is terminated by the Company without cause. Furthermore, all unvested Grant Shares shall vest in the Executive immediately prior to the consummation of (i) any merger, consolidation or similar business combination transaction where the Company is not the surviving entity, (ii) any sale of all or substantially all of the Company's assets where the proceeds are intended for distribution to the stockholders, (iii) any change in control whereby one group, or a number of groups acting in concert, obtains more than 50% of the Company's outstanding , or outstanding and issuable equity instruments.

8. Stock Purchase Option. Pursuant to the provisions of the December 29, 2006 Executive Employment Agreement between the Executive and the Company, the Executive has been granted an option to purchase one hundred thousand (100,000) shares of the Company's common stock at an exercise price of Three and 75/100 ($3.75) Dollars (U.S.) per share. Fifty (50%) percent shall vest on December 29, 2009 and the remaining fifty (50%) percent shall vest on December 29, 2010. If the Executive's employment is terminated by the Company *without cause* (as defined in Section 8) or terminated by the Executive for *good reason* (as defined in Section 8), all unvested options shall immediately vest and become exercisable. In all other cases, all unvested options shall immediately terminate. Notwithstanding the generality of the foregoing, rights represented by vested options shall not be affected by the termination of the Executive's employment because of the disability or death of the Executive. From and after the vesting dates, the vested options may be exercised at any time or from time to time, in whole or in part, for a period of five (5) years.

In addition to the above stated Stock Purchase Option, the Company acknowledges that the Executive has agreed to devote substantially all of his business time and effort to the Company during the entire Extended Term of this Agreement. In recognition of the opportunity costs associated with such actions, and the Executive's agreement to sign this new contract, the Executive is hereby granted an option to purchase One Hundred Thousand (100,000) shares of the Company's common stock at an exercise price of Two Dollars and Fifty Cents ($2.50) (U.S.) per share. The foregoing options shall vest at the end of the contract term May 31, 2011. If the Executive's employment is terminated by the Company *without cause* (as defined in Section 8) or terminated by the Executive for *good reason* (as defined in Section 8), all unvested options shall immediately vest and become exercisable. In all other cases, all unvested options shall immediately terminate. Notwithstanding the generality of the foregoing, rights represented by vested options shall not be affected by the termination of the Executive's employment because of the disability or death of the Executive. From and after the vesting dates, the vested options may be exercised at any time or from time to time, in whole or in part, for a period of five (5) years. The Option Agreement attached hereto as "Exhibit B" shall be executed concurrently with this Agreement.

9. Termination of Employment.

(a) This Agreement and the compensation payable to Executive hereunder shall terminate and cease to accrue forthwith upon Executive's death.

(b) If the Executive's employment is terminated (i) other than *for cause* (as defined below) by the Company, or (ii) by the Executive for *good reason* (as defined below), the Company shall pay to Executive an aggregate severance amount equal to fifty (50%) Executive's annual base salary in effect as of the date for such termination (i.e., six (6) months' base salary and such amount being referred to as the "***Severance Amount***"). The Severance Amount may be paid in a single lump sum amount, provided that payment of the Severance Amount shall be contingent upon the Executive signing the release and waiver agreement in Exhibit C.

(c) For the purposes of this Agreement, "***cause***" for termination by the Company shall mean (i) intentional dishonesty, fraud, gross negligence, or willful misconduct by the Executive in the performance of his duties and responsibilities hereunder, (ii) Executive's conviction of any felony affecting his ability to perform his responsibilities hereunder, (iii) conviction of a crime involving moral turpitude, (iv) Executive's willful engagement in any misconduct in the performance of his duty that materially injures the Company, (v) Executive's performance of any act which, if known to the customers, clients or stockholders of the Company would materially and adversely impact on the business of the Company, or (vi) Executive's willful and substantial non-performance of assigned duties; provided, that such non-performance has continued more than thirty (30) days after the Company has given written notice of such non-performance and of its intention to terminate Executive's employment because of such non-performance if not immediately corrected.

(d) For the purposes of this Agreement, "***good reason***" for termination by the Executive shall exist upon (i) a material change in the reporting responsibilities of the Executive to someone other than the Chief Executive Officer or the Board; (ii) a substantial diminution of the Executive's responsibilities, (iii) any reduction in the Executive's level of compensation without the approval of the Executive; or (iv) a transfer of the Executive's work location for purposes of performing his duties hereunder to a location other than the New Castle/Pittsburgh metropolitan area unless the Executive has agreed in writing to a new location.

(e) At the end of the initial term of this Agreement, May 31, 2010, the Executive's employment may be terminated by either party for any reason, or for no reason, upon written notice given not less than ninety (90) days prior to the termination date.

(f) In the event of a significant and unforeseeable event, such as, but not limited to, a family or personal emergency requiring the presence of the Executive, or an illness of the Executive that prevents the performance of his normal duties, the parties hereto will in good faith mutually negotiate a reasonable leave of absence for the Executive. In the event that the Executive cannot return to the performance of his normal duties, the Executive upon thirty (30) days advance written notice may terminate this Agreement without liability. The Executive shall be entitled to pro rata salary through the date of such termination, but the Executive shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

10. Specific Performance. If any portion of this Agreement is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect any remaining provision. The Executive acknowledges and agrees that the Company's remedy at law for any breach of any of his obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Agreement without the necessity of proof of actual damage and without any bon or other security being required. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

11. Miscellaneous.

(a) The failure of a party to insist on any occasion upon strict adherence to any Term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that Term or any other Term of this Agreement. Any waiver must be in writing.

(b) All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at such address as a party may, from time to time, designate in writing to the other party.

(c) Notwithstanding the termination of the Executive's employment hereunder, the provisions of Paragraphs 6, 7, 8, 9 and 10 shall survive such termination.

(d) This Agreement shall be assigned to and inure to the benefit of, and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise.

(e) This Agreement constitutes the entire Agreement between the parties regarding the above matters, and each party acknowledges that there are no other written or verbal Agreements or understandings relating to such subject matter between the Executive and the Company or between the Executive and any other individuals or entities other than those set forth herein. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto.

(f) Paragraph 6 of this Agreement shall be construed in accordance with the General Corporation Law of Delaware. All other provisions of this Agreement shall be construed according to the laws of the State of Pennsylvania pertaining to Agreements formed and to be formed wholly within the State of Pennsylvania. The Executive represents and warrants that he has reviewed this Agreement in detail with his legal and other advisors, as he considers appropriate, and that he fully understands the consequences to him of its provisions. The Executive is relying on his own judgment and the judgment of his advisors with respect to this Agreement.

(g) In the event a dispute arises out of, in connection with, or with respect to this Agreement, or any breach thereof, such dispute shall, on the written request of one party delivered to the other party, be submitted to and settled by binding arbitration before a single arbitrator conducted in New Castle, Pennsylvania, United States in accordance with the Laws of the State of Pennsylvania. The award of such arbitrator shall be final and may be entered by any party hereto in any court of competent jurisdiction. The party against whom the arbitrator's award is rendered shall pay all costs and expenses of such arbitration, unless the arbitrator shall specifically allocate costs in a different manner because the award is not entirely in favor of either party.

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(h) This Agreement may be executed in any number of counterparts, which will each be deemed to be an original for all purposes hereof.

12. Previous Contracts. The two previous contracts signed September 1, 2005 (or thereabouts) and the contract signed December 29, 2006 (or thereabouts) are hereby terminated by the execution of this agreement notwithstanding the Options and Share Grant clauses that survive.

IN WITNESS WHEREOF, the parties have signed this Agreement intending to be bound thereby.

AXION POWER INTERNATIONAL, INC.

By: [signature] 6-23-08

Thomas Granville, CEO

EXECUTIVE

[signature]

Edward Buiel, Ph.D.

EXHIBIT A

Employee Agreement

Axion Power International, Inc.	New Castle, PA
DIVISION OR SUBSIDIARY	EMPLOYEE'S LOCATION

AXION POWER INTERNATIONAL, INC.

EMPLOYEE AGREEMENT

Buiel	Edward	R.
EMPLOYEE'S LAST NAME	FIRST NAME (Please Print)	INITIAL

In this AGREEMENT:

1. **AXION** means Axion Power International, Inc., and any existing or future subsidiaries, owned or controlled, directly or indirectly by Axion.

2. **CONFIDENTIAL INFORMATION** means information, not generally known, and proprietary to Axion, including trade secret information, about Axion's processes and products, including information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing, finance and business systems and techniques. All information disclosed to me, or to which I have reasonable basis to believe to be a Confidential Information, or which is treated by Axion as being Confidential Information, shall be presumed to be Confidential Information.

3. **INVENTIONS** means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (1) which relate directly to the business of Axion, or (2) which relate to Axion's actual or demonstrably anticipated research or development, or (3) which result from any work performed by me for Axion, or (4) for which equipment, supplies, facility or trade secret information of Axion is used, or (5) which is developed on any Axion time.

4. **CONFLICTING PRODUCT** means any product, process, system or service of any person or organization other than Axion, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which I work (in either a sales or a non-sales capacity) during the last three years of my employment by Axion, or about which I acquire Confidential Information.

5. **CONFLICTING ORGANIZATION** means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or servicing of a Conflicting Product.

I AM EMPLOYED OR DESIRE TO BE EMPLOYED BY AXION IN A CAPACITY IN WHICH I MAY RECEIVE OR CONTRIBUTE TO CONFIDENTIAL INFORMATION. IN CONSIDERATION OF SUCH EMPLOYMENT OR CONTINUED EMPLOYMENT, AND THE WAGES OR SALARY AND OTHER EMPLOYEE BENEFITS IN COMPENSATION FOR MY SERVICES, AND IN CONSIDERATION OF BEING GIVEN ACCESS TO CONFIDENTIAL INFORMATION; I AGREE THAT:

A. With respect to Inventions made, authorized or conceived by me, either solely or jointly with others, (1) during my employment, whether or not during normal working hours or whether or not at Axion's premises; or (2) within one year after termination of my employment, I will:

a. Keep accurate, complete and timely records of such Inventions, which records shall be Axion property and be retained on Axion's premises.

b. Promptly and fully disclose and describe such Inventions in writing to Axion.

c. Assign (and I do hereby assign) to Axion all of my rights to such Inventions and to applications for letters patent and/or copyright in all countries and to letters patent and/or copyrights granted upon such Inventions in all countries.

d. Acknowledge and deliver promptly to Axion (without charge to Axion but at the expense of Axion) such written instruments and to do such other acts as may be necessary in the opinion of Axion to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights and to vest the entire right and title thereto in Axion.

e. At the request of Axion and at its cost, the Executive shall assist Axion, or any person or persons from time to time designated by it, to obtain the copyright, trademark and/or grant of patents in the United States and/or in such other country or countries as may be designated by Axion, covering such improvements, discoveries, ideas and inventions and shall in connection therewith and in connection with the defense of any patents execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as Axion may from time to time reasonable request.

NOTICE: This is to notify you that paragraph A of this Axion "Employee Agreement" you are being asked to sign as a condition of your employment does not apply to an Invention for which no equipment,

supplies, facility or trade secret information of Axion was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of Axion or (b) to Axion's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for Axion.

B. **EXCEPT** as required in my duties to Axion, I will never, either during my employment by Axion or thereafter, use or disclose any Confidential Information as defined in paragraph 2 hereinabove.

C. **UPON** termination of my employment with Axion, all records and any compositions, articles, devices, and other items which disclose or embody Confidential Information including all copies or specimens thereof in my possession, whether prepared or made by me or others, will be left with Axion.

D. **EXCEPT** as listed at the end of this Agreement, I will not assert any rights under any Inventions as having been made, conceived, authored or acquired by me prior to my being employed by Axion.

E. **FOR** a period of two years after termination of my employment with Axion:

a. I will inform any new employer, prior to accepting employment of the existence of this Employee agreement and provide such employer with a copy thereof.

b. If I have been or am employed by Axion in a sales capacity, I will not render services in the United States, directly or indirectly, to any Conflicting Organization in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product to any person or organization upon whom I called, or whose account I supervised on behalf of Axion, at any time during the last three years of my employment by Axion.

c. If I have been or am employed by Axion in a non-sales capacity, I will not render, to any Conflicting Organization, services, directly or indirectly, in the United States or in any country in which Axion has a plant for manufacturing a product upon which I work during my employment by Axion or in which Axion provides a service in which I participate during my employment by Axion, except that I may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions),and which as to part of its business is not a Conflicting Organization, provided Axion, prior to my accepting such employment, shall receive separate written assurances satisfactory to Axion from such Conflicting

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Organization and from me, that I will not render services directly or indirectly in connection with any Conflicting Product.

d. If I am unable to obtain employment consistent with my abilities and education, within one month after termination of my employment with Axion, solely because of provisions of this paragraph E, such provisions shall thereafter continue to bind me only as long as Axion shall make payments to me equal to my monthly base pay at termination (exclusive of extra compensation, bonus or employee benefits) for each month of such unemployment commencing with the second month after termination of my employment with Axion.

I agree that I will, during each month of such unemployment, make conscientious and aggressive efforts to find employment; and I will, within ten days after the end of each calendar month, give Axion a detailed written account of my efforts to obtain employment. Such account will include a statement by me that although I aggressively sought employment, I was unable to obtain it solely because of the provisions of this paragraph E.

It is understood that Axion shall, at its option, be relieved of making a monthly payment to me for any month during which I failed to seek employment conscientiously and aggressively, and to account to Axion, as provided for above.

Axion is obligated to make such payments to me, upon my fulfillment of the conditions set forth above, for 23 consecutive months unless Axion gives me written permission to accept available employment, or gives me a written release from the obligations of paragraph E.

Axion's obligation to make such monthly payments shall terminate upon my death or upon my obtaining employment. I agree that I will give prompt written notice of such employment to Axion.

Axion shall not be liable, under this Agreement, or in any action relating thereto, for any amount greater than the equivalent of 23 such monthly payments, less amounts paid to me by Axion pursuant to this Agreement; Axion not being obliged to make a payment to me for the first month of such unemployment.

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e. If, after termination of my employment with Axion, I obtain other employment but because of the provisions of paragraph E, my position is such that my gross monthly income will be less than that which I last received from Axion as monthly base pay at termination, then Axion's obligations to make payments to me for the period specified in paragraph E. d. will be limited to the difference between my monthly base pay at Axion, at termination, and the gross monthly income I will receive in my subsequent employment.

F. **ALL MY** obligations under paragraphs A through D of this Agreement shall be binding upon my heirs, spouses, assigns and legal representatives.

G. **IF ANY** provision of this Agreement shall contravene any statute of a particular state which I perform services for Axion, then this Agreement shall be construed as if such provision is not contained herein insofar as enforcement of this Agreement against me in such particular state is concerned.

H. **THIS AGREEMENT** replaces any existing Agreement entered into by me and Axion relating generally to the same subject matter; but such replacement shall not affect rights and obligations of either party arising out of any such prior Agreement which shall then continue to be in effect for that purpose.

(Do not disclose or describe here anything you regard as being confidential. What is wanted in this space (or on a separate attached sheet), pursuant to paragraph "D" above, is a brief description of the product or process, etc., plus a list of source documents, such as patents, patent applications, drawings, or written descriptions, identified by number, title and date.)

Signed at 3601 Clover Lane, New Castle, PA this ~~18th~~ 23rd [initials]

day of June, 2008.

[signature]

EMPLOYEE'S SIGNATURE

86 Links Drive

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New Castle PA 16101

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658-03-7186

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EMPLOYEE'S SOCIAL SECURITY NUMBER

ACCEPTED FOR AXION:

SIGNATURE

C.E.O.

TITLE

Exhibit "B" – Option Agreement

RECITALS

The Company and the Optionee have entered into an employment agreement that requires the Company to grant the Optionee an option to purchase 100,000 shares of the Company's common stock at a price of $2.50 per share as partial consideration for the services to be rendered under the agreement.

The Board of Directors (the "Board") has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein (the "Option") as an inducement to serve as an employee of the Company and to provide Optionee with a proprietary interest in the future of the Company;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of the Option. The Company hereby grants to Optionee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 100,000 shares (the "Stock") of the presently authorized but unissued common stock, par value $.0001 per share, of the Company (the "Common Stock"). The purchase price of the Stock subject to this Option shall be $2.50 per share.

2. Vesting of the Option. As long as the Optionee remains an employee of the Company, the option granted hereby shall vest at the end of the contract term May 31, 2011. If the Optionee's employment is terminated by the Company without *cause* or terminated by the Optionee for *good reason*, all unvested options shall immediately vest and become exercisable. In all other cases, all unvested options shall immediately terminate. From and after the vesting dates, the vested options may be exercised at any time or from time to time, in whole or in part, for a period of three years. Notwithstanding the generality of the foregoing, rights represented by vested options shall not be affected by the termination of the Optionee's employment because of the disability or death of the Optionee

3. Exercise of Option.

(a) Vested Options may only be exercised by the Optionee who shall have the right to exercise such Option in whole or in part, at any time or from time to time during the period commencing on a vesting date and terminating on the third anniversary of such vesting date. The Option is not transferable or assignable by the Optionee other than by will, as a result of the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. If the Option is transferred by will, as a result of the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, the transferee shall have all of the rights, powers and privileges that the Optionee would have had in the absence of such a transfer.

(b) This Option may be exercised by written notice of intent to exercise the Option delivered to the Company at its principal office no fewer than five days in advance of the effective date of the proposed exercise. Such notice shall be accompanied by this Agreement, shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall specify the proposed effective date of such exercise. Such notice shall also be accompanied by payment in full to the Company at its principal office of the option price for the number of shares of the Common Stock with respect to which the Option is then being exercised. The payment of the option price shall be made in cash or by certified check, bank draft, or postal or express money order payable to the order of the Company or, with the consent of the Board, in whole or in part in Common Stock which is owned by the Optionee and valued at its Fair Market Value on the date of exercise. Any payment in shares of Common Stock shall be effected by delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents or evidence as the Secretary of the Company shall require from time to time.

(c) Upon the Company's determination that the Option has been validly exercised as to any of the Stock, the Secretary of the Company shall issue a certificate or certificates in the Optionee's name for the number of shares set forth in his written notice. However, the Company shall not be liable to the Optionee for damages relating to any delays in issuing the certificate(s) to him, any loss of the certificate(s), or any mistakes or errors in the issuance of the certificate(s) or in the certificate(s) themselves.

4. Term of Employment. This Option shall not grant to Optionee any right to continue serving as an employee of the Company.

5. Notices; Deliveries. Any notice or delivery required to be given under the terms of this Option Agreement shall be addressed to the Company in care of its Secretary at its principal office, 3601 Clover Lane, New Castle, Pennsylvania, 16105, and any notice or delivery to be given to Optionee shall be addressed to him at such address as the Optionee may hereafter designate in writing. Any such notice or delivery shall be effective as of the date of receipt.

6. Disputes. As a condition of the granting of the Option hereby, the Optionee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Board in its sole discretion and judgment, and that any such determination and any interpretation by the Board of the terms of this Option shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, his heirs and personal representatives.

7. Legend on Certificates. The certificate(s) representing the shares of Stock purchased by exercise of this Option will be stamped or otherwise imprinted with a legend in such form as the Company or its counsel may require with respect to any applicable restrictions on the sale or transfer of such shares and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

8. Miscellaneous.

(a) All decisions of the Board upon any questions arising under the Plan or under this Option Agreement shall be conclusive.

(b) Nothing herein contained shall affect Optionee's right to participate in and receive benefits from and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company.

(c) Optionee agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax, withholding requirements or like requirements, including the payment to the Company at the time of exercise of the Option of all such taxes and requirements.

(d) Whenever the term "Optionee" is used herein under circumstances applicable to any other person or persons to whom this Option, in accordance with the provisions hereof, may be transferred, the word "Optionee" shall be deemed to include such person or persons.

(e) Notwithstanding any of the other provisions hereof, Optionee agrees that he will not exercise this Option and that the Company will not be obligated to issue any of the Stock pursuant to this Option Agreement, if the exercise of the Option or the issuance of such shares of Common Stock would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or national securities exchange. Upon the acquisition of any Stock pursuant to the exercise of the Option herein granted, Optionee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

(f) This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has, as of the date and place first above written, caused this Agreement to be executed on its behalf and the Optionee has hereunto set his hand as of the date and place first above written, which date is the date of grant of this Option.

Axion Power International, Inc.	**Optionee**
By: [signature] 6-23-08	[signature]
Thomas Granville, CEO	Edward Buiel, Ph. D.

Exhibit "C" – Specimen of Termination Certificate

TERMINATION CERTIFICATE

This is to certify that the undersigned does not have in his/her possession, nor has he/she failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Axion (as defined in the Employment Agreement).

The undersigned further certifies that he/she has complied with all the terms of the signed by him/her.

The undersigned further certifies that, in compliance with the aforementioned agreement, he/she will:

(d) maintain as confidential all Confidential Information as therein defined; and

(e) abide by the non-competition and non-solicitation provisions therein contained.

Axion Power Battery Manufacturing, Inc. Per: Title: President	**Date** Thomas. G. Granville
Employee	**Date**